Exhibit 10.24
December 14, 2005
Mr. William A. Robinson
1100 Cassatt Road
Berwyn, PA 19312
Dear Mr. Robinson:
     You previously entered into an employment agreement with SunCom Wireless Management Company, Inc. (the “Company”) dated as of March 7, 2005 (the “Original Employment Agreement”) and thereafter amended by a certain Letter Agreement (the “2005 Letter Agreement”) dated December 2, 2005. The Original Employment Agreement as amended by the 2005 Letter Agreement is referred to herein as the “Existing Employment Agreement”. Except as otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Existing Employment Agreement.
     The Existing Employment Agreement’s current term is scheduled to expire on February 3, 2006 and will automatically renew for successive one-year extensions in the absence of either party providing a notice of nonrenewal. On behalf of the Company, in light of the services performed by you as the Company’s Executive Vice President of Operations, the Company in this letter agreement (this “Agreement”) hereby agrees to modify the terms of your Existing Employment Agreement as set forth below:
     1. Term. The term of your employment, as amended hereby, shall be extended until and shall continue through February 3, 2009 (the “New Expiration Date”), unless earlier terminated in accordance with the terms of the Existing Employment Agreement. The term will extend automatically for successive one-year periods commencing on such date unless either party provides written notice to the other party at least sixty (60) days prior to any renewal date.
     2. Base Salary. Effective January 1, 2006, your base salary under your employment contract shall be increased to two hundred seventy-five thousand dollars ($275,000). Thereafter, the Compensation Committee of the Board of Directors (the “Committee”) of SunCom Wireless Holdings, Inc., the Company’s parent (“SunCom”), shall review your base salary and may, in its discretion, increase (but not decrease) such base salary as it deems appropriate.
     3. Contractual Payment Subject to Forfeiture. In consideration for your execution and delivery of this Agreement, you will be entitled to receive an additional payment in the amount of two hundred seventy-five thousand dollars ($275,000). Such amount will be paid to you in a single lump sum on the first regular payroll date occurring during calendar year 2006. Notwithstanding the foregoing, you shall be required to return a portion of this payment in the event that prior to the New Expiration Date (i) you resign from employment (other than for Good Reason) or (ii) your employment is terminated for Cause. The portion of the payment to be repaid to the Company in such event shall be equal to the amount of the payment multiplied by a fraction, the numerator of which is the number of full calendar months remaining between the date of any such resignation or termination and the New Expiration Date, and the denominator of

Mr. William A. Robinson
December 14, 2005

which is 36. Such amount shall be repaid to the Company within five (5) business days following any such resignation or termination.
     4. Annual Bonus. The parties acknowledge and agree that: (i) Schedule II of the Existing Employment Agreement shall no longer be effective or binding upon the parties; (ii) the “Bonus Target” for purpose of calculating the annual bonus payable to Executive shall be 100% of his Base Salary; and (iii) the amount of Executive’s annual bonus shall be calculated by multiplying the Bonus Target by the percentage of the goals associated with that year’s bonus Executive achieved during such year. By of illustration, if Executive achieves in a given year 50% of the goals associated with that year’s annual bonus, he will be entitled to 50% of the Bonus Target; if Executive achieves in a given year 120% of such goals, he will be entitled to 120% of the Bonus Target.
     5. Perquisites. Notwithstanding Section 4(b) (or any other provision) of the Existing Employment Agreement, Executive, from and after January 1, 2006, shall be entitled to compensation for vacation days not used by Executive during any calendar year (based upon Executive’s Base Salary during such calendar year), payable not later than January 31st of the following calendar year.
     6. Stock Awards. Executive shall be eligible to receive additional awards under SunCom’s 1999 Stock and Incentive Plan (or any successor thereto) (the “Plan”) under the terms of the Plan as may be approved by the Committee from time to time.
     7. Benefits Upon Termination. Notwithstanding Sections 5(b) and 5(c) (or any other provision) of the Existing Employment Agreement, in the event of a termination of Executive’s employment (i) by reason of his death or Disability, (ii) by the Company Without Cause, (iii) by the Company by notice of non-renewal pursuant to Section 1 of this Agreement, or (iv) by Executive for Good Reason, then Executive shall be entitled (in addition to any other benefits, payments or compensation provided for in the Existing Employment Agreement) to:
          (a) a severance benefit in the amount of his Base Salary in effect on the date of such termination, payable over a 12-month period following the end of the Employment Period;
          (b) continuation of coverage under and participation rights in the benefit plans described in Section 4(a) of the Existing Employment Agreement during the 12-month period following the end of the Employment Period (to the same extent as if Executive were still employed by the Company during such period); and
          (c) the amount of any annual bonus to which Executive would otherwise be entitled for the calendar year during which such termination occurs prorated appropriately to reflect the portion of such year prior to such termination.
     In the event that such benefits constitute “deferred compensation” payable to a “key employee” of a publicly-traded corporation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, such benefits shall not be payable until six months following Executive’s separation from service.

Mr. William A. Robinson
December 14, 2005

     8. Definition of Good Reason. The parties acknowledge and agree that Section 5(e)(vii) of the Existing Employment Agreement shall not be effective or binding upon the parties from and after the date hereof.
     9. Restrictive Covenants. From and after the date hereof:
          (a) The duration of the non-competition period under Section 6(a) of the Existing Employment Agreement shall be the Employment Period plus a period of one (1) year following the termination of Executive’s employment with the Company at any time and for any reason.
          (b) The term “Territory” as used in Section 6(a) of the Existing Employment Agreement shall mean:
               (i) With respect to Executive’s non-competition obligations during the Employment Period, the geographic areas in which SunCom and its direct and indirect Subsidiaries (including the Company) do business during the Employment Period; and
               (ii) With respect to Executive’s non-competition obligations during the one-year period following the Employment Period, the geographic areas in which SunCom and its direct and indirect Subsidiaries (including the Company) are doing business as of the termination date of Executive’s employment with the Company.
          (c) The parties acknowledge and agree that Section 6(e) of the Existing Employment Agreement shall not be effective or binding upon Executive from and after the date hereof.
     10. Dispute Resolution. Section 8(l) of the Existing Employment Agreement is hereby by amended to add the following sentence to the end of such provision:
“Notwithstanding the foregoing, the parties agree that prior to the commencement of any arbitration proceedings to resolve any dispute, controversy or claim arising in connection with this Agreement, the parties shall, upon the request of any party, attempt in good faith to resolve such dispute, controversy or claim through non-binding mediation pursuant to the Commercial Mediation Rules of the AAA. All costs and expenses incurred by Executive in connection with such mediation proceeding (including, without limitation, reasonable attorneys’ fees) shall be paid and/or reimbursed by the Company.”
     11. All Other Provisions Remain Effective. Except as otherwise expressly modified under this Agreement, all other terms and conditions of the Existing Employment Agreement shall continue in full force and effect and are hereby ratified and confirmed. In the event of any inconsistency between the terms of the Existing Employment Agreement and the terms of this Agreement, the terms of this Agreement shall control.

Mr. William A. Robinson
December 14, 2005

     12. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally against receipt, by courier service or by registered mail, return receipt requested, and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
If to the Company, to the attention of the Chairman of the Committee at SunCom’s principal executive offices, with a copy to:
Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Avenue, N.W.
Washington, D.C. 20036
Attention: Leonard J. Baxt
Facsimile: (202) 776-2222
If to Executive:
Mr William A. Robinson
1100 Cassatt Road
Berwyn, PA 19312
with a copy to:
Kleinbard Bell & Brecker LLP
1900 Market Street, Suite 700
Philadelphia, PA 19103
Attention: Howard J. Davis
Facsimile: (215) 568-0140
     Please evidence your acceptance of the foregoing modifications to the Existing Employment Agreement by executing this Agreement where provided below and returning it to me, whereupon this Agreement shall constitute the legally valid and binding obligation of the parties hereto, enforceable against such parties in accordance with its terms, and future references to your Employment Agreement shall mean the Existing Employment Agreement as amended by this Agreement.
[Signature Page Follows]

Mr. William A. Robinson
December 14, 2005

     Pending execution of this Agreement or in the event you elect not to accept this offer, your employment shall continue under the terms of the Existing Employment Agreement including the automatic extension of the Employment Period as provided therein.

SunCom Wireless Management Company, Inc.
By:	/s/ Michael E. Kalogris
Michael E. Kalogris
Chief Executive Officer

Executive
/s/ William A. Robinson
WILLIAM A. ROBINSON